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                                                                       EXHIBIT 5


                                  June 30, 1998




Williams-Sonoma, Inc.
100 North Point Street
San Franscisco, California 94113

        RE:    AMENDED AND RESTATED 1993 STOCK OPTION PLAN

Ladies and Gentlemen:

        We have acted as counsel to Williams-Sonoma, Inc., a California corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission with respect to the registration of an additional 1,500,000 shares of common stock, $.01 par value, of the Company (the "Shares") issuable under its Amended and Restated 1993 Stock Option Plan (the "Plan").

        As such counsel, we have examined such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to enable us to render this opinion. Based on the foregoing and our examination of such questions of law as we deem necessary, we are of the opinion that the Shares will, when issued in accordance with the Plan, be validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement. Except as set forth in this paragraph, this opinion is furnished solely for your benefit and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.


                                            Sincerely,


                                            /s/ Irell & Manella LLP
                                            ------------------------------------


                                            Irell & Manella LLP